Exhibit 10.38

AMENDMENT NO. 1

TO

MASTER SUPPLY CONTRACT

FOR

RESALE OF OILS AND GREASES

This AMENDMENT NO. 1 TO MASTER SUPPLY CONTRACT FOR RESALE OF OILS AND GREASES (this “Amendment No 1”) is made as of July 1, 2005 (the “Effective Date of Amendment No 1”), between ExxonMobil Oil Corporation (formerly known as Mobil Oil Corporation) (“Seller”) with offices at 3225 Gallows Road, Fairfax, VA 22037, and PETRO STOPPING CENTERS, L.P. (“Buyer”), with offices at 6080 Surety Drive, El Paso, TX 79905. (Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”)

WHEREAS, Seller and Buyer have entered into that certain Master Supply Contract for Resale of Oils and Greases (the “Supply Contract”) dated as of July 23, 1999; and

WHEREAS, Seller and Buyer wish to amend certain terms, conditions, and provisions of the Supply Contract for the mutual benefit of the Parties;

NOW THEREFORE, the Parties agree as follows:

1.	Section 1, “Products; Quantities,” is amended to read in its entirety as follows:

1.	Products; Quantities.

(a)

(i) Seller agrees to sell and Buyer agrees to purchase on the terms and conditions of this Supply Contract, Seller’s lubricants for those Buyer-Operated Truckstops located at the addresses set forth on the “List of Locations/Buyer-Operated Truckstops” on Exhibit 1, attached to and made part of this Supply Contract (referred to herein as the “Buyer-Operated Truckstops”). Seller also agrees to sell and Buyer agrees to use its commercially reasonable efforts to cause to be purchased said lubricants by those Franchisee-Operated Truckstops located at the addresses set forth on the “List of Locations/Franchisee-Operated Truckstops” on Exhibit 1, attached to and made part of this Supply Contract (referred to herein as the “Franchisee-Operated Truckstops” and collectively with the Buyer-Operated Truckstops, the “Truckstop Locations”). As Buyer adds new Buyer-Operated Truckstops and Franchisee-Operated Truckstops to its Truckstop chain, Exhibit 1 will be modified to include them. “Buyer-Operated” locations include locations operated by an affiliate of Buyer and branded PETRO. For purposes herein, “Seller’s lubricants” shall be those set forth on Exhibit 2, as it may be amended by Seller from time to time.

(ii) Buyer agrees to purchase, or to use its commercially reasonable efforts to cause to be purchased at the Franchisee-Operated Truckstops, for the Truckstop Locations, the Minimum Purchase Gallons of Seller’s lubricants set forth in the table below for each remaining calendar year of the Initial Term, as adjusted from time to time pursuant to paragraphs (b), (c) and (d) below. The historical gallons requirements for the years 1999 through 2004 are shown for convenient reference. In the event that the Supply Contract is not extended into the Extended Term, the Minimum Purchase Gallons for the year 2009 shall be prorated, based on the actual number of days of Initial Term remaining in calendar year 2009. The Parties understand and agree that the Minimum Purchase Gallons for years after 2005 set forth below are based on an annual growth rate of one percent (1%) from the 2005 amount:

Minimum Purchase Gallons from PETRO Corp

Stores and PETRO Franchisee Stores

YEAR	GALLONS

1999	1,250,000
2000	1,464,000
2001	1,545,000
2002	1,635,000
2003	1,725,000
2004	1,790,000
2005	2,080,000
2006	2,100,000
2007	2,121,000
2008	2,142,000
2009	2,163,000

(iii) In the event that the Supply Contract is extended into the Extended Term, then (I) the Minimum Purchase Gallons for calendar year 2009 shall be 2,163,000, as indicated in the chart above (or as adjusted pursuant to paragraphs (b), (c) and/or (d) below), (II) the Minimum Purchase Gallons for calendar years 2010 through 2014 shall equal the Minimum Purchase Gallons for calendar year 2009, and (III) the Minimum Purchase Gallons for the year 2014 shall be prorated, based on the actual number of days of Initial Term remaining in calendar year 2014.

(iv) Buyer understands and agrees that except as set forth in the paragraph immediately below, and except for adjustments made pursuant to paragraphs (b), (c), and/or (d) below, the Minimum Purchase Gallons set forth in the table above, and in paragraph (iii) immediately above, are firm figures, and that if the total aggregate gallons required for the five (5) year period 2005 through 2009, (as these amounts may be adjusted in accordance with the terms and conditions of this Amendment No 1) are not purchased by Buyer and Buyer’s Franchisee-Operated Truckstops, then Buyer shall pay Seller, promptly after the end of such period, One Dollar ($1.00) for each gallon that such actual purchases for that period fall short of the aggregate required gallons for that period. In the event that the Supply Contract is extended into the Extended Term, and Buyer and the Franchisee-Operated Truckstops do not purchase the total aggregate gallons required for the five (5) year period of the Extended Term, then Buyer shall pay Seller, promptly after the end of such period, One Dollar ($1.00) for each gallon that Buyer’s actual purchases for that period fall short of the aggregate required gallons for that period.

(v) In the event that the price of bulk Delvac 1300 Engine Oil to Buyer from Seller for any consecutive sixty (60) day period in a calendar year is equal to or greater than the higher of (i) the price of Shell Rotella T plus ten (10) cents a gallon or (ii) the price of Chevron Delo plus ten (10) cents a gallon, then (i) the Minimum Purchase Gallons for that calendar year shall be reduced by one percent (1%), (ii) the remaining calendar years of the Initial Term shall be recalculated from such reduced base using a one percent (1%) growth rate, and (iii) if the Supply Contract is extended into the Extended Term, the remaining calendar years of the Extended Term shall also be recalculated accordingly, using a one percent (1%) growth rate.

(vi) In addition to the purchase requirements set forth above, Buyer shall purchase from Seller, in aggregate for Buyer-Operated Truckstops, ninety-five percent (95%) of all of its requirements of synthetic lubricants and ninety-five percent (95%) of all of its requirements of all lubricants other than diesel engine oils.

(vii) For purposes of this Supply Contract, 8 pounds of grease equals 1 gallon of conventional oil and 1 gallon of synthetic oil equals 4 gallons of conventional oil. As used in this Supply Contract, the terms “Seller’s product” and “Seller’s lubricants” are used interchangeably.

(b)	For any of calendar years 2006 through 2009, Minimum Purchase Gallons as set forth in the table above shall be adjusted by adding to that calendar year’s Minimum Purchase Gallons 30,000 gallons for each new Buyer-Operated Truckstop Location and 20,000 gallons for each new Franchisee-Operated Truckstop Location that comes on stream in the prior calendar year, and subtracting any Permanent Adjustments (as defined below) and any Temporary Adjustments (as defined below). For purposes of this paragraph, “prior year’s Minimum Purchase Gallons” means as adjusted by application of this paragraph, when applicable.

(c)	A list of Seller’s lubricants that may be purchased by Buyer (or caused to be purchased by Buyer) is set forth on Exhibit 2, which is attached to and made part of this Supply Contract. Seller’s lubricants, grades, trademarks, and packaging shall be those marketed and used by Seller at times of deliveries for similar buyers in Buyer’s area, all as determined by Seller. Seller may change the grade, specifications, characteristics, delivery package, brand name, or other distinctive designation of any of Seller’s products, and such products as so changed shall remain subject to this Supply Contract. Buyer may purchase or cause to be purchased any combination of lubricants listed on Exhibit 2 in order to comply with the purchase obligations set forth above. If Seller deletes without replacing a product listed on Exhibit 2, Buyer’s purchase obligations shall be adjusted pursuant to Section (d) below.

(d)	A “Permanent Adjustment” or a “Temporary Adjustment” is a reduction in the Minimum Purchase Gallons due to one or more of the events listed below and shall be made as follows.

Permanent Adjustment: Upon the occurrence of any of the following events, the Minimum Purchase Gallons shall be permanently reduced by the Effected Volume (as defined below): (i) if a decision is made by the Board of Directors of Petro Stopping Centers, L.P. to divest a Truckstop Location; (ii) as a result of an action of eminent domain, a Truckstop Location’s operations must be permanently shut down; or (iii) ExxonMobil discontinues, without replacing with a comparable product, any Product listed on Exhibit 2 (a “Product Discontinuation”).

Temporary Adjustment: Upon the occurrence of any of the following events, the Minimum Purchase Gallons shall be temporarily reduced by the Effected Volume: (i) ExxonMobil’s inability to supply product at a Truckstop location for a period greater than 30 days; or (ii) because of a Force Majeure Condition (as defined in Section 10 below), Petro is unable to operate the Truckstop facility for a period of greater than twenty-four (24) hours. Petro shall advise ExxonMobil of any of said outages in a timely fashion in order to establish a Temporary Adjustment.

Effected Volume: The “Effected Volume” will be calculated as 30,000 gallons for Buyer-Operated Truckstops and 20,000 gallons for Franchise-Operated Truckstops (plus the cumulative volume growth using the one percent (1%) growth factor applied pursuant to Section 1(a) up to the date of the Temporary or Permanent Adjustment) for each Truckstop Location affected by one or more of the above-described events, prorated over the period of time that the event is in effect for that Truckstop Location, except that if the only such event for a Truckstop Location is a Product Discontinuation, then the Effected Volume will equal the average annual volume of that product that Buyer purchased from Seller during the three (3) years preceding such Product Discontinuation, prorated over the period of time that the Product is Discontinued.

2.	Section 2, “Marketing Obligations,” is amended to read in its entirety as follows:

2.	Marketing Obligations. During the Initial Term and the Extended Term, Buyer agrees as follows:

(a)	Buyer shall offer, and use its commercially reasonable efforts to cause to be offered at Franchisee-Operated Truckstops, Mobil Delvac 1300 Super at all Truckstop Locations.

(b)	Buyer shall use commercially reasonable efforts to aggressively encourage existing and future franchisees to purchase, promote and sell Seller’s lubricants as set forth herein.

(c)	Buyer shall participate in all promotions offered by Seller where commercially reasonable.

(d)	Buyer may participate in competitive consumer promotions only as follows:

1. Buyer may participate in no more than two (2) thirty-day competitive consumer promotions, one in the Spring, and one in the Fall, for so long as monthly sales of ExxonMobil lubricants at all Buyer-Operated Truckstops never fall below the larger of (i) fifty-nine percent (59%) of monthly total sales of all lubricants at all Buyer-Operated Truckstops, or (ii) the 3-month rolling average of Buyer’s purchases from ExxonMobil of ExxonMobil Lubricants calculated for the same month of the previous year, plus 15,200 gallons.

2. If Buyer does not achieve the sales specified in paragraph (1) immediately above, Buyer may participate in no more than one (1) thirty-day competitive consumer promotion, either in the Spring or the Fall, for so long as monthly sales of ExxonMobil lubricants at all Buyer-Operated Truckstops never fall below the larger of (i) fifty-four percent (54%) of monthly total sales of all lubricants at all Buyer-Operated Truckstops, or (ii) the 3-month rolling average of Buyer’s purchases from ExxonMobil of ExxonMobil Lubricants calculated for the same month of the previous year, plus 4,400 gallons.

3. If at any time Buyer does not achieve the sales targets specified in either of paragraphs (1) or (2) above, then Buyer must cease participation in any competitive consumer promotional activity. Buyer may resume participation in competitive consumer promotional activity only when sales targets specified in either of said paragraphs (1) or (2) are met for six (6) consecutive months.

4. Promptly after the end of each calendar month, Buyer shall submit to Seller in writing a report showing Buyer’s monthly sales of ExxonMobil lubricants at all Buyer-Operated Truckstops and Buyer’s total monthly sales of all lubricants at all Buyer-Operated Truckstops.

(e)	All Truckstop Locations purchasing under this Supply Contract must meet the following minimum marketing standards:

1. If furnished by Seller, display two (2) “We Proudly Feature” signs in plain sight, where customers are most likely to see them;

2. Install an internally illuminated Delvac sign (4’x6’), which shall be provided by Seller;

3. Display a Mobil Delvac Bay Banner, which shall be provided by Seller, inside the garage;

4. If furnished by Seller, prominently display Mobil Delvac counter mats, counter top displays, and other identifying items.

5. Display no permanent competitive signage on the premises;

6. Give preference to ExxonMobil in the display of all temporary signage, including but not limited to, banners, mats and snaplock inserts if furnished by Seller;

7. If furnished by Seller, display Seller’s promotions; and

8. Fifty percent (50%) of shelf space dedicated to engine lubricants must be used for the display of Exxon and Mobil brand engine lubricants.

(g)	The following auditing and accounting provisions shall apply:

1. Buyer shall maintain and preserve, in accordance with generally accepted accounting practices, accurate documentation and data related to lubricant purchases.

2. At all reasonable times, Buyer shall permit employees and agents of Seller to have access to Buyer’s offices and work locations to examine, reproduce and retain copies of such documentation and data and to interview Buyer and its personnel in connection therewith, as necessary for Seller to verify and monitor the accuracy and sufficiency of documentation, data, and records related to the Supply Contract and this Amendment No 1, including but not limited to the competitive volume information provided by Buyer to Seller.

3. The provisions of this section 2(g) shall be applicable during the term of the Agreement and for a period of three (3) years thereafter. If errors or deficiencies are identified by an audit or otherwise, Buyer shall take prompt corrective action and promptly advise Seller thereof.

3.	Section 3, “Term,” is amended to read in its entirety as follows:

3. Term. The term of this Supply Contract is for an initial term of ten (10) years, beginning on the Effective Date and ending on the tenth anniversary of the

Effective Date (the “Initial Term”). In addition, Seller may, at Seller’s option, extend the term of this Supply Contract for an additional period of five (5) years (the “Extended Term”). Upon the exercise of this option, said extension shall be for the same consideration and under the same terms and conditions as herein provided, and no new agreement need be entered into. Seller may exercise this option with or without exercising its option to extend that certain PMPA Motor Fuels Franchise Agreement of even date with the Supply Contract. Seller may exercise its right to extend the term of this Supply Contract by giving Buyer written notice of such election not less than 180 days prior to the expiration of the Initial Term. In the event Seller elects to so extend the term of this Supply Contract, Buyer shall have the right to cancel this Supply Contract at the end of the Initial Term by giving Seller written notice of such election not less than sixty (60) days prior to expiration of the Initial Term and paying to Seller on the last day of the Initial Term a termination fee equal to the present value of the anticipated income stream from One Dollar ($1.00) times the aggregate required gallons for the period of the Extended Term, discounted at 12%, based on a five (5) year stream received in arrears, as calculated in accordance with Paragraph 1(a)(iii). Buyer’s obligation to pay this termination fee is independent of any other obligation to pay for any shortfalls, and one shall not be carried over to or netted against the other.

4.	The first sentence of paragraph 4(b) of Section 4, “Prices, Terms; Deliveries,” is amended to read in its entirety as, “Net 30 days from the day of delivery.”

5.	Section 5, “Taxes,” is amended to read in its entirety as follows:

5. Buyer shall pay to Seller in addition to the prices provided for herein any foreign or domestic duty, tax, sales tax, excise tax, fee or other charge, whether or not of the same class or kind, now in effect or hereafter imposed or assessed (but exclusive of taxes based on net income) which Seller or Seller’s supplier, direct or indirect, may be required by any municipal, state, federal or foreign government law, rule, regulation or order, to collect or pay with respect to the production, manufacture, sale, transportation, storage, delivery, or use of Product sold hereunder, and which is not otherwise given effect in Seller’s applicable prices.

6.	The second sentence of Section 8, “Product Quality Control,” is amended to read in its entirety as, “Seller represents that the Seller’s lubricants that it supplies under this Supply Contract meet applicable API standards and will meet future applicable API standards.

7.	Section 10 is amended to confirm that each of the conditions, events, and situations described in paragraphs 10(a)(i) and (ii) are “Force Majeure Conditions.”

8.	Paragraph 13(a) of Section 13, “Seller’s Right to Terminate; Default; Payments Due on Termination,” is amended to read in its entirety as follows:

(a) If Buyer is in default under this Supply Contract, or under any other agreement between the Parties: (i) Seller may suspend deliveries (to the Truckstop Location in default) during the default; (ii) Seller shall provide notice of default to Buyer and Buyer shall have thirty (30) days to cure such default; thereafter, if the default continues, Seller may terminate this Supply Contract with respect to the Truckstop Location in default and the payment provisions in Section 13(c) shall apply.

9.	Paragraph 13(c) of Section 13, “Seller’s Right to Terminate; Default; Payments Due on Termination,” is amended to read in its entirety as follows:

(c) On the effective date of any termination (partial or whole) of this Supply Contract, funds owed by Buyer to Seller with respect to the affected Truckstop Location(s), including: (i) amounts owing to Seller for Buyer’s purchases of Seller’s products, and (ii) any other amounts outstanding, shall become immediately due and payable to Seller.

10.	Section 14, “Buyer’s Right to Terminate,” is amended to read in its entirety as follows:

If Seller defaults under this Supply Contract, Buyer shall provide written notice to Seller and Seller shall have thirty (30) days to cure such default; thereafter, if the default continues, Buyer may terminate this Supply Contract upon providing thirty (30) days written notice to Seller.

11.	Section 18, “Notices,” is amended to read in its entirety as follows:

18. Notices. All notices under this Supply Contract, except those under Section 6 and Section 21, must be in writing and delivered personally or sent by certified mail or by courier service with receipted delivery, to the addresses set forth below, unless such addresses are changed by notice in accordance with this Section 18. Notice by U.S. mail is effective three (3) days from the postmark date. Notice by receipted delivery service is effective as indicated on the signed receipt.

Address for Seller:	ExxonMobil Oil Corporation
3225 Gallows Road
Fairfax, VA 22037
Attn: U.S. Automotive Lubricants Manager

ExxonMobil Oil Corporation
Sales Support

4500 Dacoma, RM 450
Houston, TX 77092

Address for Buyer:	Petro Stopping Centers, L.P.
6080 Surety Drive
El Paso, TX 79905
Attn: General Counsel and
Attn: Sr. V.P.–Operations

EXECUTED as of the Effective Date of Amendment No 1, as specified above.

WITNESSES:	EXXONMOBIL OIL CORPORATION

/s/ Janette G. Crowe
(Janette G. Crowe)
Printed Name

Attorney In Fact for ExxonMobil Oil Corporation

WITNESS:	PETRO STOPPING CENTERS L.P.

/s/ Susanne M. Smith	/s/ James A. Cardwell, Jr.
(James A. Cardwell, Jr.)
Printed Name

President
Title